Exhibit 21.1
Subsidiaries of Registrant

Name	Jurisdiction of Incorporation
AGreen Energy, LLC	Massachusetts
All Cycle Waste, Inc.	Vermont
BGreen Energy, LLC	Massachusetts
Blow Bros.	Maine
Bristol Waste Management, Inc.	Vermont
C.V. Landfill, Inc.	Vermont
Casella Major Account Services LLC	Vermont
Casella of Holyoke, Inc.	Massachusetts
Casella Recycling, LLC	Maine
Casella Transportation, Inc.	Vermont
Casella Waste Management of Massachusetts, Inc.	Massachusetts
Casella Waste Management of N.Y., Inc.	New York
Casella Waste Management of Pennsylvania, Inc.	Pennsylvania
Casella Waste Management, Inc.	Vermont
Casella Waste Services of Ontario LLC	New York
Chemung Landfill LLC	New York
Evergreen National Indemnity Company	Ohio
Forest Acquisitions, Inc.	New Hampshire
GreenerU, Inc.	Delaware
GroundCo LLC	New York
Hakes C & D Disposal, Inc.	New York
Hardwick Landfill, Inc.	Massachusetts
Hiram Hollow Regeneration Corp.	New York
KTI Environmental Group, Inc.	New Jersey
KTI Specialty Waste Services, Inc.	Maine
KTI, Inc.	New Jersey
New England Waste Services of ME, Inc.	Maine
New England Waste Services of N.Y., Inc.	New York
New England Waste Services of Vermont, Inc.	Vermont
New England Waste Services, Inc.	Vermont
Newbury Waste Management, Inc.	Vermont
NEWS of Worcester LLC	Massachusetts
NEWSME Landfill Operations LLC	Maine
North Country Environmental Services, Inc.	Virginia
Northern Properties Corporation of Plattsburgh	New York
Oxford Transfer Station, LLC	Delaware
Pine Tree Waste, Inc.	Maine
Portland C&D Site, Inc.	New York
Recycle Rewards, Inc.	Delaware
Schultz Landfill, Inc.	New York
Southbridge Recycling & Disposal Park, Inc.	Massachusetts
Sunderland Waste Management, Inc.	Vermont
The Hyland Facility Associates	New York
Tompkins County Recycling LLC	Delaware
Waste-Stream Inc.	New York